Exhibit 10.2

AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT (this “Agreement”) dated and made effective as of July 1, 2014 (“Effective Date”) is made and entered into, by and between GrowLife, Inc. (“GrowLife”), a Delaware corporation, and CANX USA LLC, a Nevada limited liability company, and its affiliates, designees and assignees (“CANX”).  GrowLife and CANX shall be severally referred to as a “Party” and collectively referred to herein as the “Parties.”

WHEREAS, GrowLife is in the business of selling hydroponic equipment, supplies and services through GrowLife’s physical retail locations, as well as its online stores; and

WHEREAS, GrowLife and CANX entered into a Joint Venture Agreement (“JVA”) on November 19, 2013; and

WHEREAS, on January 6, 2014, pursuant to the JVA, CANX formed a Nevada limited liability company named “Organic Growth International, LLC” (hereinafter referred to as “OGI” or “JV”); and the Parties may, in their absolute and sole discretion, and in accordance with the terms of this Agreement, change the name of the JV at any time and from time to time; and

WHEREAS, GrowLife wishes to amend and clarify the nature and terms of the JVA with CANX, including without limitation any funding obligations and the consideration therefor; and

WHEREAS, GrowLife wishes to secure additional financial support to accomplish GrowLife business objectives; and

 WHEREAS, the Parties desire to amend and restate the JVA in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.         Incorporation of Recitals.  The Recitals are incorporated herein as if set forth in full and made a part of this Agreement.

2.         Exhibits.  The following exhibits attached hereto are incorporated herein and made a part hereof for all purposes:

EXHIBIT “A”	Initial Warrant Agreement

EXHIBIT “B”	Convertible Note

EXHIBIT “C”	Registration Rights Agreement

EXHIBIT “D”	Restatement Warrant Agreement

3.         No Partnership.  GrowLife and CANX are not partners by virtue of this Agreement, and neither Party is or shall be in control of the other Party.  Neither Party is or shall be responsible for the debts or liabilities of the other Party.  Likewise, neither Party shall have, by virtue of this Agreement or otherwise, any ownership interest or rights in the other, or any right of interest in assets of the other except as specifically provided herein.

4.         Purpose; Business Opportunities; Control of OGI; No Services; Equity Grants; Warrants; the CANX Parties; CANX Warrant Assignees; Limitations On Exercise Of Warrants.

a.

Purpose. The purpose of OGI is to implement business opportunities related to hydroponic goods, services and sales (including the sale and distribution of GrowLife proprietary products and technology), and other business verticals that may be developed at any time or from time to time, subject to OGI’s sole and absolute discretion.

b.

Business Opportunities. OGI may develop business opportunities directly or indirectly through subsidiary companies, joint ventures, partnerships, or other legal commercial structures, with its members, and/or with, through or in conjunction with related or unrelated third parties. Subject to the provisions of this Agreement, at any time or from time to time, OGI may implement business opportunities that directly or indirectly compete with GrowLife.

c.

Control of OGI. OGI shall be governed and controlled by its management committee or Board of Managers (“OGI Board”) and/or, as the case may be, OGI Board elected officers and managers. This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

d.

No Services.  The Parties acknowledge and agree that neither GrowLife nor CANX is required or obligated to provide (or to incur a liability, cost or payment obligation for) services to the other Party. The Parties further acknowledge and agree that neither has provided services to or received services from the other, at any time.  No compensation of any kind or nature has been paid to, has accrued to the account of, or is owed to GrowLife or CANX by the other Party as a result of the existence of the JVA or this Agreement.  In the event that one of the Parties in the future desires to contract services from the other (e.g., M&A, business development, management, marketing, sales, operational, or other consulting and/or advisory services), it shall be pursuant to a separate written agreement jointly accepted and executed by the Parties.

e.

Equity Grants. To incentivize CANX to make (or facilitate) loans and investments in GrowLife and the JV, GrowLife agreed and reaffirms such agreement, to grant, issue and deliver to CANX and/or the CANX Parties or any of them (collectively “CANX Parties, Lenders and Investors” or “CANX Warrant Assignees and Designess”) “equity kickers” in the form of warrants to purchase Registrable Securities (defined below) in GrowLife (“Equity Grants”).  GrowLife elected to, and has hereunder agreed to make such Equity Grants due to the level of risk and uncertainty associated with early stage businesses, in general, in need of working capital, and other material considerations, including, without limitation, the limited availability of GrowLife’s liquid assets to pledge as collateral or sufficient cash flow for loan repayment, and the unavailability of other commercial financing from banking institutions, due in part to current FDIC and other federal and state regulatory limits and restrictions on lending to (and investments in) companies in legal cannabis related businesses in the United States.  In addition, GrowLife represents and CANX acknowledges that there are (from insiders and unaffiliated third parties) encumbrances (liens and/or loans outstanding) on some or all of GrowLife assets. For the avoidance of doubt, it is intended that GrowLife will grant, issue and deliver Equity Grants as directed by CANX in writing, directly to named CANX Lenders and Investors. Accordingly, GrowLife shall not claim a tax deduction with respect to the Equity Grants (Warrants and resulting Warrant Shares (if so exercised), as defined in Section 4(f) below) under IRC §83(h), IRC §162, or otherwise.

f.

Warrants and Underlying Shares; Exercise of Warrants.  The “Initial Warrants” and the “Restatement Warrants”, and the “Transaction Financing Warrants” each as defined in Section 5, Section 6 and Section 7 below, and any other warrants granted hereunder to purchase GrowLife Registrable Securities (unless otherwise determined by CANX Lenders and Investors to be unregistered common stock) are collectively referred to as the “Warrants” or the “CANX Warrants”. Registrable Securities issuable upon exercise of the Warrants are also referred to as the “Underlying Shares” or “Warrant Shares,” and the Warrants or CANX Warrants and the Underlying Shares or Warrant Shares are also referred to herein collectively as the “Securities.”

g.

CANX Parties. For the purposes of this Agreement, the “CANX Parties” shall mean each, any and all of CANX’s past, present and future members, shareholders, officers, directors, managers, affiliates, related parties, professionals, employees, agents, representatives, successors, designees and assigns (and their related and/or affiliated party’s), and, unaffiliated third party lenders and investors.

h.

CANX Warrant Designees and Assignees. In addition to the meaning set forth in Section 4(e), the “CANX Warrant Assignees and Designees” shall mean CANX and/or CANX permitted designees and assignees to receive Warrants and Underlying Shares. GrowLife agrees to grant, issue, and deliver any and all current and future Warrants and Underlying Shares that are due, or become due hereunder, only as expressly directed by CANX to GrowLife in writing. In connection with and when referencing each, any and all Securities under this Agreement, the CANX Warrant Assignees and Designees or any of them shall be contained in the meaning of “CANX”.

i.

Limitations on Exercise of Warrants.  The holder of any Warrants issued under this Agreement shall not have the right to exercise any portion of such Warrants or receive shares of GrowLife common stock hereunder to the extent that after giving effect to such exercise, the Warrant holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder) in excess of four and 99/100 percent (4.99%) of the number of shares of GrowLife common stock outstanding immediately after giving effect to such Warrant exercise.  Since the Warrant holder will not be obligated to report to GrowLife the number of shares of common stock it may hold at the time of the exercise of such Warrant, unless the Warrant exercise would result in the issuance of shares of common stock in excess of 4.99% of the then outstanding shares of common stock of GrowLife without regard to any other shares which may be beneficially owned by the holder or an affiliate thereof, the Warrant holder shall have the authority and obligation to determine whether the restriction contained in this Section 4(i) will limit any particular exercise of any Warrant hereunder, and to the extent that the holder determines that the limitation contained in this Section 4(i) applies, the determination of what portion of the Warrant is to be exercised shall be the responsibility and obligation of the Warrant holder.  If the Warrant holder has delivered a Warrant exercise notice that, without regard to any other shares that the Warrant holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, GrowLife shall notify the Warrant holder of this fact and GrowLife shall be obligated to honor the Warrant exercise only for the maximum number of shares of Common Stock permitted to be acquired on such exercise date in accordance with this Section 4(i). A written certification as to the number of shares beneficially owned by the Warrant holder delivered to GrowLife with any Warrant exercise notice or request may be relied upon by GrowLife for the purpose of determining the maximum number of shares of common stock that the Warrant holder is entitled to acquire in accordance with this Section 4(i).  Other than as otherwise provided, the provisions of this Section 4(i) may not be waived by any Warrant holder.

5.         CANX Initial Obligations; GrowLife Right to Appoint Person to OGI Board; Expiration of OGI First Transaction Commitment; First Four Transactions; Business Review; New Conditional Commitments; GrowLife Initial Funding and Warrant Obligations; Restatement Warrants.

a.

CANX Initial Obligations; and New Conditional Commitment.  GrowLife hereby acknowledges, ratifies and reaffirms that CANX and OGI have fully and faithfully performed, delivered and satisfied their respective obligations under the JVA, including without limitation, as described below in (for CANX) 5(a)(i)(1), 5(a)(i)(2), and 5(a)(ii), and (for OGI) 5(a)(iii), which constitute all obligations that were incumbent upon them under the JVA:

i.

Delivery of OGI Equity and One Million Dollars in Loan Proceeds (collectively the “Initial Funding”):

1. Pursuant to the JVA, GrowLife received forty-five percent (45%) of the voting membership units of OGI (“GrowLife Units”).

2. Pursuant to the JVA, GrowLife received One Million Dollars ($1,000,000) in loan proceeds pursuant to one or more promissory notes in the form attached hereto as Exhibit B.

ii.

GrowLife Right to Appoint One Person to the OGI Board.  GrowLife replaces its appointment of Sterling Scott (“Scott”) to the OGI Board (“GrowLife Designated OGI Board Member”) with Marco Hegyi (“Hegyi”) to serve as the GrowLife Designated OGI Board Member.

iii.

Expiration of the OGI First Transaction Commitment; First Four Transactions.  GrowLife acknowledges that under JVA, the Parties set forth the First Transaction Commitment, which OGI delivered to the JV and GrowLife respectively. The First Transaction Commitment was established to support the Greenest Green, 7/10 Labs (“GG”) transaction, promoted by GrowLife as the first transaction for the JV. GrowLife elected in their sole discretion, and informed CANX of such election, to cancel the GG transaction. Accordingly, GrowLife hereby acknowledges and reaffirms that the First Transaction Commitment has been fully satisfied by OGI (and CANX to the extent it required their participation), has expired and is of no further force and effect. Since November 19, 2013, GrowLife promoted to OGI and OGI entered into four (4) separate purchase agreements (collectively, the “First Four Transactions”). The Parties acknowledge that the purchase price to be paid under each of the First Four Transactions is deemed to be “Transaction Financing”. GrowLife hereby acknowledges and reaffirms that CANX will be entitled to payment for Transaction Financing, equal to Ten Percent (10%) of the purchase price of each, any or all of the individual First Four Transactions, upon final GrowLife corporate approvals, completion, and closing of any or all of the First Four Transactions. In the event that the purchase price is paid with GrowLife common stock, CANX will pay its proportionate share of the purchase price, by cash, promissory note or Securities, or a combination of any, as determined by CANX in its sole and absolute discretion, to GrowLife.

iv.

Business Review; OGI Business Development; GrowLife Business Opportunities; Issuance of New Conditional Financing by OGI of up to Twelve Million Dollar ($12,000,000).  The Parties recognize that the legal cannabis industry is a developing one, is challenged by regulatory and operating complexities, including restrictive federal banking laws.

Accordingly, each business opportunity will be subject to strict criteria and review by the Parties. On behalf of the JV, GrowLife hereby agrees that it shall be their responsibility to conduct a special review of each prospective business opportunity developed under the JV. Such review will focus on legal compliance, tax compliance and regulatory compliance. GrowLife will use commercially reasonable efforts to expedite the review so as not to impede the business opportunity. GrowLife acknowledges that OGI intends to engage in merger and acquisition (“M&A”) transactions and other investments, using Transaction Financing (as defined in Section 6 below) (“OGI Business Development”). Any and all such OGI Business Development must first meet certain pre-qualifications, established by OGI at any time and from time to time, before OGI will consider (and such consideration by OGI is in OGI’s sole and absolute discretion) initiating or conducting due-diligence and/or transaction commitments and/or the negotiation and drafting of definitive agreements. Without limiting the generality of the foregoing, as a limited example, OGI requires that each such transaction be of a business or product that has been actively in the market, in good standing, and generating at least $300,000 in EBITDA consecutively for at least the last 3 years. In addition, each such business or product must be lawful, commercially financeable, feasible, scalable and sustainable, and relevant to OGI’s business (this sentence and the preceding sentences are collectively referred to as “Funding Qualifications”). In addition to OGI Business Development, OGI contemplates using Transaction Financing to support GrowLife’s business development objectives that GrowLife desires to conduct exclusively under the JV, to be owned by the JV (for the benefit of OGI and its members) (“GrowLife Business Opportunities”), provided; however, that such support by OGI is expressly conditioned on the following terms, which GrowLife hereby confirms that it understands and agrees to comply with: (1) each GrowLife Business Opportunity will meet any and all Funding Qualifications (which may be further refined or expanded by OGI on a deal by deal basis, at any time or from time to time), and (2) each GrowLife Business Opportunity is subject to OGI’s approval, which approval may be granted or denied in OGI’s sole and absolute discretion. GrowLife acknowledges that the first conditional commitment for any GrowLife Business Opportunity is for a single transaction of up to One Million Dollars ($1,000,000) (“Conditional Commitment”). With each and every request to use the Conditional Commitment, GrowLife agrees to submit to OGI a comprehensive transaction memorandum initially consisting of a full description of the business opportunity, proposed deal terms and conditions, and evidence that such opportunity complies with the then Funding Qualifications (“GrowLife Proposed Deal Memorandum”). OGI agrees to use commercially reasonable efforts to respond to GrowLife’s submission within ten (10) business days from the date OGI receives such submission. For the avoidance of doubt, a response from OGI to a GrowLife submission shall be deemed a reasonable response if such response includes one of the following: (1) approved, (2) denied, or (3) a reasonable request for more information.  Each response to a GrowLife

Proposed Deal Memorandum is final and binding and without recourse to CANX, the CANX Parties, OGI, or any other participating parties. The Conditional Commitment will expire on the six (6) month anniversary date of this Agreement if not used; provided; however, that GrowLife may: (1) extend the term for an additional six (6) months, by delivering written notice to OGI at least ninety (90) days prior to the expiration date, or (2) if the Conditional Commitment has been used, GrowLife may request additional, consecutive conditional commitments of $1,000,000 each (each an “Additional Conditional Commitment”) for up to an aggregate of Twelve Million Dollars ($12,000,000), inclusive of the Conditional Commitment.  OGI shall have the right to approve or reject GrowLife’s request for an extension and/or any Additional Conditional Commitment in its sole and absolute discretion.  Each and every GrowLife Business Opportunity funded under the Conditional Commitment or any Additional Conditional Commitment shall be owned by OGI, shall be subject to the terms of this Agreement, be included and counted as part of the Transaction Financing as set forth under Section 6 hereof, and be subject to all requirements, approvals and other provisions of the Transaction Financing. The Conditional Commitment and any Additional Conditional Commitments are subject to GrowLife’s full and satisfactory performance hereunder, including without limitation, GrowLife’s obligation to deliver to CANX the Initial Warrants, the Restatement Warrants (defined below) and the Financing Warrants. Upon an Event of Default, as set forth in Section 6(b), the Conditional Commitment and any Additional Conditional Commitments shall terminate.

b.

Outstanding GrowLife Initial Funding Obligation; Initial Warrants. GrowLife acknowledges, ratifies and reaffirms it has received the Initial Funding, and CANX fully satisfied its obligation to deliver GrowLife the Initial Funding set forth under 5(a)(i)(1) and 5(a)(i)(2). In exchange for the receipt of the Initial Funding, GrowLife agreed to deliver to CANX an Equity Grant in the form of warrants to purchase a total of Two Hundred and Forty Million (240,000,000) shares of common stock of GrowLife (the “Initial Warrants”). The Initial Warrants and the obligations by GrowLife to deliver them to CANX Investors and Lenders are irrevocable and not subject to any further performance, and remain, as of the Effective Date, a material outstanding obligation of GrowLife to CANX. Accordingly, GrowLife shall, upon the Effective Date, immediately ratify and deliver the Initial Warrants to CANX. Each and all of the Initial Warrants: (1) shall have an exercise price of $0.033 per share, exercisable at the option of CANX and/or the CANX Warrant; (2) shall be delivered to CANX with cashless exercise rights (exercisable on a cashless basis); (3) shall have a term of sixty (60) months from the date of issuance, subject to extension, in the sole and absolute discretion of CANX, for an additional 60-month period if the Warrants have not been exercised as of the end of the initial 60-month term; and (4) shall have demand registration rights in accordance with Section 7 and the Registration Rights Agreement, attached as Exhibit C hereto. This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

c.	Restated Agreement; Restatement Warrants.

i.

In consideration for CANX entering into this Agreement, GrowLife shall grant and issue to CANX, additional Equity Grants, in the form of warrants to purchase a total of Three Hundred Million (300,000,000) Registrable Securities of GrowLife (the “Restatement Warrants”).

ii.

Each and all of the Restatement Warrants: (1) shall have an exercise price not less than the current fair market value of GrowLife’s Common Stock, as determined by an independent, third party expert selected, engaged and paid for by GrowLife, to ascertain the fair market value for GrowLife Common Stock on the Effective Date of this Agreement, (2) shall be delivered to CANX with cashless exercise rights (exercisable on a cashless basis); (3) shall have a term of sixty (60) months from the date of issuance, subject to extension, in the sole and absolute discretion of CANX, for an additional 60-month period if the Warrants have not been exercised as of the end of the initial 60-month term; (4) shall be exercisable by CANX into Registrable Securities as set forth in Section 7, and (5) shall have demand registration rights in accordance with Section 7 and the Registration Rights Agreement, attached as Exhibit C hereto. This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

6.         Transaction Financing; Transaction Financing Warrants.

a.

Transaction Financing. The term “Transaction Financing” shall mean any denomination of value, dollar ($) value, value in kind (non-cash), tangible or intangible, and/or in kind consideration for value, that includes, without limitation, equity and/or debt, and/or other at risk value, and/or the contribution and/or conveyance of value, in any form, of any kind or nature, whereby the establishment of value (if the financing includes some or no cash) will be determined by CANX, in its sole, and absolute discretion.  Without limiting the generality of the foregoing, Transaction Financing may be derived from, include or be any one or a combination of the following: payments, purchases, pledges, contracts, rights, use, permits, assets, property, cash, securities/stock (including GrowLife securities/stock), loans, promissory notes, letters of credit, financing, leases, rentals, sales, deposits (bank (cash) deposits or a deposit used to secure a matter or thing), businesses, operations, partnerships, joint ventures, or other matter or thing of value. In addition to the aforementioned, Transaction Financing includes New/Additional Conditional Financing Commitments, Loan or Loans (as described in Section 9(d)) and any source of financing/funding specified under this Agreement, notwithstanding how it may be described. Transaction Financing may be procured from any lawful source, in any denomination or kind, matter or thing, subject to OGI approval, which such approval or rejection shall be in OGI’s sole and absolute discretion. The Parties agree there is no limit to the amount of Transaction Financing that may be applied hereunder (the Parties agree to eliminate the Forty Million Dollar ($40,000,000) Transaction Financing maximum limit set forth in the JVA).

Separate from and completely unrelated to the Initial Funding and the obligation of GrowLife to deliver to CANX the Initial Warrants and Restatement Warrants, CANX shall have the right and option (but in no event and not under any circumstances shall CANX be obligated) to procure, facilitate and/or fund Transaction Financing for OGI, as the case may be, from time to time or any time. CANX may apply Transaction Financing to any business opportunities developed or procured by it for OGI, by OGI, and/or by GrowLife for OGI, including OGI Business Development and GrowLife Business Opportunities. CANX may source Transaction Financing, directly or indirectly, from or in conjunction with its members, future members, GrowLife, or related or unrelated third parties, or any combination of the foregoing. CANX may, directly or indirectly, or in conjunction with or through related or unrelated third parties, use any form of legal entity to facilitate, transact, manage or operate any Transaction Financing. Any and all business opportunities and Transaction Financing in which CANX is involved, shall be approved or rejected in the sole and absolute discretion of CANX; provided, however, if so approved by CANX, each business opportunity and related Transaction Financing shall be subject to the approval or rejection of OGI, in its sole and absolute discretion. CANX shall have the right, upon 24 hour written notice to OGI and GrowLife, to withdraw from any proposed or pending transaction or application for Transaction Financing or any other future transaction, for any reason or no reason, at any time, without penalty or liability to CANX or OGI.

b.

Event of Default. Unless otherwise provided for hereunder, an Event of Default shall have occurred if: (i) GrowLife breaches any of its performance obligations, representations, warranties, or covenants hereunder (including any Exhibits and related agreements) or any other agreement between the Parties, including without limitation, future agreements and promissory notes; (ii) the Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company, any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company, or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days; or (iii) the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty-one (61) days; or (v) the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or (vi) the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (vii) the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (viii) the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (ix) any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing; or (x) the Company or any subsidiary of the Company shall default in any of its obligations under any promissory note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding Ten Thousand Dollars ($10,000.00), whether such indebtedness now exists or shall hereafter be created; or (xi) the Company shall default in any of its obligations under any material agreement, including, without limitation any material supplier agreement, lease agreement, or contractor agreement; or (x) the Company failed to use its best efforts to maintain its Common Stock of the Company from being suspended or delisted for trading on the Over-the-Counter Bulletin Board market and the OTCQB; or (xi) the Company failed to use its best efforts to maintain its status as “DTC Eligible”; or (xii) the Company shall become late or delinquent in its filing requirements as a fully-reporting issuer registered with the U.S. Securities and Exchange Commission. Upon receiving a written notice of the occurrence of an Event of Default, the Company shall have a grace period of five (5) Business Days to cure such Event of Default, unless otherwise extended by CANX, in its sole and absolute discretion. In the Event of Default, this Agreement, any Transaction Financing and any and all benefits and value flowing to or due GrowLife from CANX or OGI, are subject to immediate cancellation by CANX or OGI, as applicable. In such event, any promissory note, mortgage, credit agreement, security agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, arising from, directly or indirectly, this Agreement, notwithstanding any terms or conditions that may be in effect contained in any of the foregoing to the contrary, shall be accelerated, and due and payable immediately, without notice. In such case that any Event of Default has injured or harmed, in any way, CANX, the CANX Parties or OGI, or any of them, GrowLife, in addition to the indemnification provisions set forth in Section 12(d) in favor of CANX, the CANX Warrant Assignees, the CANX Parties and OGI, shall be responsible and obligated to reimburse each and all of them for any consequential losses and costs they may have suffered (“Default Losses”). The Parties acknowledge that in some cases it is difficult to establish the extent of Default Losses, and therefore in the event the Parties cannot mutually agree to a final resolution, they shall cooperate with the other to mutually identify and engage a reputable expert or firm experienced in the area of the subject matter Default Losses, to assist the Parties in establishing a fair settlement. GrowLife hereby acknowledges and reaffirms its irrevocable obligation to immediately deliver to CANX Investors and Lenders: (1) the Initial Warrants and Restatement Warrants upon execution of this Agreement, and (2) the Financing Warrants concurrent with any implementation and/or funding of any Transaction Financing, Conditional Commitment or Additional Conditional Commitments, pursuant to the provisions set forth in Sections 6(c)(i) and (ii) and Section 7 hereof, and any Loan or Loans pursuant to the provisions set forth in Sections 9(d). This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

c.

GrowLife Obligations; Transaction Financing Warrants.  GrowLife hereby reaffirms and agrees that concurrent with the execution and closing of any Transaction Financing (including, without limitation, any Conditional Commitment, Additional Conditional Commitments, Loan or Loans), GrowLife shall issue and deliver to CANX additional Equity Grants, in the form of warrants, to purchase Registrable Securities (as set forth in Section 7) (the “Financing Warrants”), based on the following terms and conditions:

(i)

All Transaction Financing will be measured in increments of One Dollar ($1.00). GrowLife will issue to CANX, warrants to purchase ten (10) shares of Registrable Securities of GrowLife for each One Dollar ($1.00) of Transaction Financing implemented under this Agreement at an exercise price equal to the greater of: (a) three and three-tenths cents ($0.033) per share, or (b) thirty percent (30%) of the average closing price of GrowLife’s common stock for the ten (10) trading days immediately preceding the closing date of the Transaction Financing to which such warrants pertain.  For the avoidance of doubt, if the average closing price of GrowLife’s common stock for the ten (10) trading days immediately preceding the closing date is One Hundred Dollars ($100), the per share price will be Thirty Dollars ($30). Each such Financing Warrant shall have cashless exercise rights and may be exercised on a cashless basis, and will have a term of sixty (60) months from the date of issuance, subject to extension for an additional 60-month period if the Warrants have not been exercised as of the end of the initial 60-month term. Each of the Financing Warrants shall be vested with all rights related to Warrants and Warrant Shares under this Agreement, including, without limitation, demand registration rights set forth under Section 7 and the Exhibit C.

(ii)

Notwithstanding the provisions of the foregoing paragraph, if the average closing price of GrowLife’s common stock for the ten (10) trading days immediately preceding the closing date of the Transaction Financing to which such warrants pertain is less than $0.033 per share, then the exercise price of those Financing Warrants shall be equal to fifty percent (50%) of such average closing price. For the avoidance of doubt, if the average closing price of GrowLife’s common stock for the ten (10) trading days immediately preceding the closing date is Two Cents ($0.02), the per share

(iii)	GrowLife and CANX acknowledge and agree that the Financing Warrants exercise price will be One Cent ($0.01).are not compensation for services,

and that GrowLife will not claim a tax deduction with respect thereto, under IRC §83(h), IRC §162, or otherwise. CANX shall not be entitled to any form of compensation (e.g., commissions, broker’s fees, service fees, advisory fees, underwriting fees, etc.). CANX is entitled to receive dividends and member profit distributions made by OGI to its members based upon CANX’s proportionate ownership interest in OGI. The Financing Warrants will be freely transferable by CANX, subject, however, to any restrictions on transfer imposed by applicable federal and/or state securities laws.

7.         Additional Warrant Terms and Obligations of the Parties.

a.         Exercise of CANX Warrants; S-1 Registration Statement for the Underlying Shares.  The Company shall prepare, and not later than thirty (30) days from the Effective Date (the “Filing Deadline”), file with the SEC a Registration Statement on Form S-1, covering the resale of any and all shares underlying each, any and all Warrants (the “Registrable Securities”), and use its good faith best efforts to have such Registration Statement declared effective by the SEC.  Such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other person without the prior written consent of CANX.  If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Company will pay to CANX, as liquidated damages and not as a penalty, an amount equal to one percent (1%) of the total fair market value of such Registrable Securities measured on a per share basis for each 30-day period (or pro rata for any portion thereof) following the Filing Deadline for which no Registration Statement is filed with respect to the Registrable Securities.  Such payment(s) shall constitute CANX’s exclusive monetary remedy for such failure, but shall not affect CANX’s right to seek injunctive or other equitable relief.  Such payment(s) shall be made to CANX in cash no later than three (3) Business Days after the end of each 30-day period. CANX Investors and Lenders, or any of them, may exercise the Initial Warrants, Restatement Warrants, the Financing Warrants, or any other Warrants provided for under this Agreement at any time pursuant to the terms and conditions hereunder, including any restrictions and limitations (which such restrictions and limitations may be waived by a holder (but only as to itself and not to any other holder) upon not less than sixty-five (65) days’ prior notice to the GrowLife, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder (other holders shall be unaffected by any such waiver by another holder) during the applicable term with respect to such Warrants.  In addition to the aforementioned, upon demand by CANX Investors and Lenders, or any of them, GrowLife will commence the registration process for any or all of the Underlying Shares by preparing an S-1 Registration Statement for filing with the SEC.  CANX shall have the right to approve the legal counsel selected by GrowLife to perform the registration work, and such approval shall not be unreasonably withheld or delayed. This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

b.         No Call Rights.  GrowLife shall have no call rights with respect to any of the CANX Warrants.

8.         OGI Ownership and Management.

a.         OGI Ownership. GrowLife currently owns forty-five percent (45%) of the voting membership units of OGI (“GrowLife Units”). CANX currently owns fifty-five percent (55%) of the voting membership units of OGI (“CANX Units”). The GrowLife Units and the CANX Units are subject to adjustment as provided in this Agreement and subject to possible future dilution in connection with any subsequent investment or financing transaction, and also subject to other terms and conditions as provided for under the OGI operating agreement (“OGI Operating Agreement”). The OGI Operating Agreement will be distributed to the Parties and may be amended at any time or from time to time as determined by a majority vote of the OGI Board.

b.         OGI Board; GrowLife Appointment of a Member to the OGI Board.  OGI shall be governed and controlled by the OGI Board and/or, as the case may be, managers and officers appointed by the OGI Board.  GrowLife shall have the right to appoint one member of the OGI Board (the “GrowLife Designated OGI Board Member”).  By a majority vote of the members of the OGI Board, the number of members comprising the OGI Board may be increased or decreased, subject to GrowLife’s continuing right to appoint one member of the OGI Board.  Concurrent with the execution and delivery of this Agreement by the Parties, GrowLife appoints Hegyi as the GrowLife Designated OGI Board Member.

c.         OGI Management and Operations Responsibilities.  GrowLife and CANX shall be jointly responsible for the day-to-day operational costs and liabilities of OGI (pro-rata based on their respective ownership), in all respects except as specifically provided under this Agreement. The day-to-day conduct of operations of OGI will be the responsibility of the duly appointed officers or managers of OGI, who shall report to the OGI Board.  However, if and until such time as there are profit-producing operations in OGI, the Parties agree OGI does not require employees, contractors (including officers), operational infrastructure and support, of any kind, but this decision may be and can be overridden in the discretion of the OGI Board. The Parties agree that OGI, subject to a majority vote of the OGI Board, may enter into a separate contract with GrowLife and/or CANX, as the case may be, at any time or from time to time, to provide management services to OGI in exchange for compensation as agreed upon by the parties. Upon all reasonable requests of OGI, GrowLife and CANX shall fully cooperate with OGI and each other, including without limitation, to accurately and timely provide any and all information and consents to OGI for any and all matters related to the management and operations (including the payment of any and all costs incurred as a result of the existence of OGI) as OGI may require. This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

d.         Third Party Services.  GrowLife and/or CANX, acting solely as members of and on behalf of OGI and subject to approval by a majority vote of the OGI Board, may, directly or indirectly, engage third party experts and managers to support OGI in the conduct of OGI’s business and related operations (“Third Party Services”).  GrowLife and CANX agree that OGI may in its discretion, enter into a separate written agreement with GrowLife and/or CANX and compensate them, as the case may be, at any time or from time to time, for any contribution they or any of them may make or services they or any of them may perform for OGI in connection with such Third Party Services.

e.         OGI Purchase of GrowLife Goods and Services.  OGI shall cause each and every OGI New Business to purchase, to the extent possible and reasonable, all of its goods and services for resale to its customers from GrowLife on an exclusive basis; provided, GrowLife has the capability to provide such goods and services as may be required (e.g., timing and quantity), and that such goods and services are competitively priced.

f.         OGI Usage of GrowLife Private Label Goods.  OGI shall have the right to use all goods made available to it by GrowLife that are GrowLife private label branded. This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

9.         GrowLife Operations and Financing.

a.         GrowLife Board Appointment. OGI shall have the right to appoint three (3) members to the GrowLife Board of Directors (the “OGI Directors”).  Such appointments are subject to the approval of the GrowLife Designated OGI Board Member, which approval shall not be unreasonably withheld or delayed. The OGI Directors shall be referred to and act as independent directors of GrowLife.  GrowLife represents and reaffirms that it will maintain up to a maximum of a seven (7) member Board of Directors, inclusive of the OGI Directors.  GrowLife agrees that if necessary to fulfill the intent of this paragraph, GrowLife will amend its bylaws.  This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

b.         No Services, Support or Financing to GrowLife.  GrowLife reaffirms that CANX has not provided services to GrowLife, nor has GrowLife paid CANX for any services. GrowLife acknowledges and agrees that CANX and/or OGI, as of the date of this Agreement, have no obligations to GrowLife with regard to providing it services, support or future financing. For the avoidance of doubt, GrowLife acknowledges that the Transaction Financing, Conditional Commitment, Addition Conditional Commitment, and the Loan or Loans, are each subject to approval (without any obligation to approve or promise that any approval will be granted) for terms, conditions and information not yet known or available to the Parties.

c.         Purchase of GrowLife Assets.  During the Term of this Agreement, including any Renewal Term, OGI shall have the option, right of first offer and right of first refusal to purchase assets from GrowLife and its subsidiaries, subject to mutually agreed upon terms and conditions.  Such assets shall include some or all of the intellectual property, real or personal property leases, businesses and operations of GrowLife and its subsidiaries. This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

d.         GrowLife Working Capital; Loans. GrowLife may submit a loan application to CANX or OGI, which application shall include the proposed terms and conditions GrowLife desires, including without limitation, the intended use of the loan proceeds and the proposed security or collateral.  Any such loan application may be approved or rejected in the sole and absolute discretion of CANX or OGI, or any third party (identified or facilitated by CANX) who has offered to serve as a lender for such loan, as the case may be (the “Lender”).  If a loan application is approved, and there are terms and conditions outstanding between the GrowLife and the Lender, such other terms and conditions are subject to mutual agreement between GrowLife and the Lender. Specifically, any loan granted under this provision (“Loan”) may be deemed partially or completely to be Transaction Financing (by the Lender) and may be used for GrowLife working capital. Precedent to the granting of any Loan, GrowLife will obtain any and all subordination agreements (and other security instruments, disclosures, and miscellaneous requirements as the case may be), which all shall be subject to the Lender’s approval, which may be approved or rejected in the sole and absolute discretion of the Lender. Pursuant to this Section 9(d) and the approvals herein, the maximum single Loan amount shall be One Million Dollars ($1,000,000) and the maximum aggregate amount of all Loans shall be Ten Million Dollars ($10,000,000).

10.       Additional Equity Grant upon OGI Milestones.

a.         Top Up Warrant.  Subject to Section 4(i), at such time as OGI and GrowLife reach an aggregate, cumulative total of Eighty Million Dollars ($80,000,000) in gross revenues, or upon OGI receiving an aggregate of Forty Million Dollars ($40,000,000) in Transaction Financing (measured by cash received and/or the gross value of other purchase price consideration), whichever occurs first, GrowLife will issue to CANX an additional Warrant to purchase that number of shares of GrowLife Registrable Securities equal to (upon full exercise of such Warrant) a total of forty-nine percent (49%) of GrowLife’s total issued and outstanding capital stock (the “Top Up Warrant”), determined on a fully diluted basis and after giving effect to the issuance of and accounting for all outstanding options, warrants (both pursuant to and outside this Agreement), and other rights to acquire stock.  The Top Up Warrant shall have an exercise price per share equal to seventy-five percent (75%) of the average closing price of GrowLife’s common stock for the ten (10) trading days immediately preceding the date of entitlement to such Top Up Warrant, may be exercised on a cashless basis, and shall be issued as an additional “equity kicker” in connection with the Transaction Financing. The Top Up Warrants are not consideration for and not contingent upon any services performed in the past, present or future by CANX. Accordingly, GrowLife shall not claim a tax deduction with respect thereto under IRC §83(h), IRC §162, or otherwise.  This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

b.         OGI Ownership Units.  Concurrently with the issuance of the Top Up Warrant to CANX and expressly subject thereto, OGI shall issue to GrowLife additional equity/units of membership interest in OGI in an amount sufficient to increase GrowLife’s total equity ownership in OGI to fifty-one percent (51%) of the total issued and outstanding equity ownership in OGI, determined on a fully-diluted basis as of the date of issuance of such additional equity/units.

11.       Term.  This Agreement and the joint venture between the Parties shall have a term of four (4) years commencing on November 19, 2013, the effective date of the original JVA (the “Initial Term”), unless sooner terminated by mutual agreement of the Parties or by operation of law.  In addition, upon mutual agreement of the Parties, the Initial Term may be extended for an additional period of three (3) years (the “Renewal Term”) following the expiration of the Initial Term.  The Initial Term and any Renewal Term are collectively referred to herein as the “Term.”

12.       Representations and Warranties of GrowLife.  In order to induce CANX to enter into this Agreement, GrowLife hereby makes the following representations and warranties to CANX:

a.

Underlying Shares and Warrant Shares.  GrowLife has authorized (or will authorize) and has reserved (or will reserve) and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a number of its authorized but unissued shares of common stock equal to the aggregate number of shares of common stock necessary to effect the exercise of all the CANX Warrants.

b.

Organization, Good Standing and Power.  GrowLife is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  GrowLife is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any adverse effect on the business, operations, properties, prospects or financial condition of GrowLife which is material to such entity or other entities controlling or controlled by such entity or which is likely to materially affect GrowLife’s business or hinder the performance by GrowLife of its material obligations hereunder and under the other Transaction Documents.  “Transaction Documents” shall mean this Agreement, and all of the documents contemplated by this Agreement, including, without limitation, the Convertible Note, the Warrants, and the Registration Rights Agreement.

c.

Authorization; Enforcement.  GrowLife has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the CANX Warrants in accordance with the terms hereof.  Upon approval and ratification by the Board of Directors of GrowLife, and the execution, delivery and performance of the Transaction Documents by GrowLife, no further consent or authorization of GrowLife, GrowLife’s board of directors (the “Board of Directors”) or its stockholders is required.  This Agreement has been duly executed and delivered by GrowLife.  Each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding obligation of GrowLife enforceable against GrowLife in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

d.

Indemnification by GrowLife.  GrowLife shall indemnify and hold harmless, protect, defend and engage and pay CANX appointed legal counsel (and pay all such other defense costs in real time), and reimburse (and pay any Default Losses) to, CANX, CANX Warrant Assignees and Designees and the CANX Parties, or any of them, from and against any liabilities, claims, actions, judgments, damages, costs, and other losses and expenses incurred by or asserted against CANX, CANX Warrant Assignees and Designees and/or the CANX Parties which are caused by or arise from any Event of Default.  Any claim for indemnification by CANX, CANX Warrant Assignees and Designees and/or the CANX Parties pursuant to this paragraph shall be barred unless written notice of such claim, when discovered by CANX, is delivered to GrowLife in a reasonable time period, so that GrowLife has the opportunity to defend such claim. Notwithstanding the foregoing provision, CANX shall have the right, in its sole discretion, to defend and prosecute any claim for which it may sustain costs and losses, and/or, CANX may designate legal counsel, reasonably acceptable to GrowLife, which GrowLife shall be obligated to engage to defend and prosecute any action. This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

e.

Issuance of Securities.  The CANX Warrants to be issued hereunder have been duly authorized (or will be duly authorized) by all necessary corporate action and, when issued in accordance with the terms hereof, shall be validly issued, free and clear of all liens or encumbrances of any kind.  The Warrant Shares to be issued upon exercise of the CANX Warrants have been (or will be) duly authorized by all necessary corporate action and when issued and paid for in accordance with the terms of this Agreement and as set forth in the CANX Warrants, as applicable, such shares will be validly issued, fully paid and nonassessable, free and clear of all liens, claims, or encumbrances of any kind, and the holders thereof shall be entitled to all rights accorded to a holder of GrowLife’s common stock.

f.

No Conflicts.   The execution, delivery and performance of the Transaction Documents by GrowLife and the consummation by GrowLife of the transactions contemplated hereby and thereby do not and will not: (i) violate any provision of its Articles or Bylaws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which GrowLife is a party or by which GrowLife’s properties or assets are bound; (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of GrowLife under any agreement or any commitment to which GrowLife is a party or by which GrowLife is bound or by which any of its properties or assets are bound; or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to GrowLife or by which any property or asset of GrowLife is bound or affected, except, in all cases other than violations pursuant to clauses (i) or (iv) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.  The business of GrowLife is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations, which singularly or in the aggregate, do not and will not have a Material Adverse Effect.  GrowLife is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Securities in accordance with the terms hereof or thereof (other than any filings which may be required to be made by GrowLife with the Securities and Exchange Commission (the “Commission”) and/or FINRA prior to or subsequent to the Effective date of this Agreement, or state securities administrators subsequent to the Effective date of this Agreement, or any registration statement which may be filed pursuant hereto or thereto).

g.

Commission Documents; Financial Statements.  GrowLife has made available to CANX through the EDGAR system, true and complete copies of GrowLife’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Form 10-K”), and all other reports, schedules, forms, statements and other documents required to be filed by GrowLife pursuant to the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2012 (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”).  GrowLife has not provided to CANX any material non-public information or other information, which, according to applicable law, rule, or regulation, should have been disclosed publicly by GrowLife but which has not been so disclosed.  At the time of their filing, other than the timeliness of the filings, each Commission Document complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, at the time of its filing, each Commission Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of GrowLife included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the Notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of GrowLife and its subsidiary as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

h.	No Material Adverse Change. Since June 30, 2013, GrowLife has not experienced or suffered any Material Adverse Effect which has not been disclosed in a Form 8-K filing with the SEC.

i.

No Undisclosed Liabilities.  GrowLife has not incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those set forth in the Commission Documents or incurred in the ordinary course of GrowLife’s business since June 30, 2013, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on GrowLife.

j.

No Undisclosed Events or Circumstances.  Since June 30, 2013, except as disclosed in the Commission Documents filed prior to the date hereof, (i) to GrowLife’s knowledge, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) GrowLife has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in GrowLife’s financial statements pursuant to GAAP or disclosed in filings made with the Commission; (iii) GrowLife has not altered its method of accounting; (iv) GrowLife has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (v) GrowLife has not issued any equity securities to any officer, director or affiliate, except pursuant to any existing Company stock option plans.  GrowLife does not have pending before the Commission any request for confidential treatment of information.  Except for the issuance of the Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to GrowLife or its subsidiary or their respective businesses, properties, operations, assets or financial condition that would be required to be disclosed by GrowLife under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) trading day prior to the date that this representation is made.

k.

Title to Assets.  GrowLife and its subsidiaries has good and marketable title to all of its personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances of any nature whatsoever, except for those that, individually or in the aggregate, do not have a Material Adverse Effect and except as set forth on Schedule 12(k) attached hereto.  All of said leases of GrowLife are valid and in full force and effect.  GrowLife does not own any real property.

l.

Actions Pending.  Except as set forth in Schedule 12(l) attached hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of GrowLife, threatened, against GrowLife which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  Except as disclosed in the Commission Documents, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of GrowLife, threatened against or involving GrowLife or any of its properties or assets, which individually or in the aggregate, would have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against GrowLife or any officers or directors of GrowLife in their capacities as such, which individually, or in the aggregate, would have a Material Adverse Effect.

m.

Compliance with Law.  The business of GrowLife has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or such that, individually or in the aggregate, the noncompliance therewith would not have a Material Adverse Effect.  GrowLife has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

n.

Taxes.  GrowLife has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of GrowLife for all current taxes and other charges to which GrowLife is subject and which are not currently due and payable.  The Internal Revenue Service has audited none of the federal income tax returns of GrowLife.  GrowLife has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against GrowLife for any period, nor of any basis for any such assessment, adjustment or contingency.

o.

Certain Fees.  GrowLife has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

p.

Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, and any updates provided by GrowLife to supplement the disclosures contained herein, GrowLife confirms that neither it nor any other person acting on its behalf has provided CANX or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the Commission Documents.  GrowLife understands and confirms that CANX will rely on the foregoing representation in effecting transactions in securities of GrowLife.  All of the disclosure furnished by or on behalf of GrowLife to CANX regarding GrowLife and its subsidiaries, their respective businesses and the transactions contemplated hereby, including any disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  GrowLife acknowledges and agrees that CANX makes no and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in herein.

q.

Intellectual Property.  GrowLife and its subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with its current business as described in the Commission Documents (collectively, the “Intellectual Property Rights”).  Neither GrowLife nor its subsidiaries has received a notice (written or otherwise) that any of the material Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the effective date of this Agreement.  Neither GrowLife nor any of its subsidiaries has received, since the date of the latest audited financial statements included within the Commission Documents, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person.  To the knowledge of GrowLife, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  GrowLife and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

r.	Books and Records; Sarbanes-Oxley; Internal Accounting Controls. The books, records and documents of GrowLife accurately reflect in all respects the information relating to the business of GrowLife, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of GrowLife.  GrowLife maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  GrowLife and its subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for GrowLife and its subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by GrowLife in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  GrowLife’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of GrowLife and its subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  GrowLife presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the weaknesses of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of GrowLife that have adversely affected, or are reasonably likely to adversely affect, the internal control over financial reporting of GrowLife.

s.

Material Agreements.  Except for the Transaction Documents or as included as exhibits to the Commission Documents, GrowLife is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission (collectively, “Material Agreements”) if GrowLife was registering securities under the Securities Act.  GrowLife has in all material respects performed all the obligations required to be performed by it to date under the foregoing agreements, and GrowLife has not a notice of default and, to the best of GrowLife’s knowledge, it is not in default under any Material Agreement now in effect, the result of which could cause a Material Adverse Effect.

t.

Securities Act of 1933.  GrowLife has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder.  Neither GrowLife nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws.  Neither GrowLife nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

u.

Governmental Approvals.  Except for the filing of any notice prior or subsequent to the effective date of this Agreement that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the CANX Warrants, the Warrant Shares, or for the performance by GrowLife of its obligations under the Transaction Documents.

v.

Application of Takeover Protections.  GrowLife and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under GrowLife’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to CANX as a result of CANX and GrowLife fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of GrowLife’s issuance of the Securities and CANX’s ownership of the Securities.

w.

Foreign Corrupt Practices.  Neither GrowLife nor to the knowledge of GrowLife, any agent or other Person acting on behalf of GrowLife, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) failed to disclose fully any contribution made by GrowLife (or made by any Person acting on its behalf of which GrowLife is aware) which is in violation of law; or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

x.	No Disagreements with Accountants. There are no disagreements of any kind presently existing between GrowLife and the accountants formerly or presently employed by GrowLife.

y.

Acknowledgment Regarding CANX’s Acquisition of Securities.  GrowLife acknowledges and agrees that CANX is acting solely in the capacity of an arm’s length party with respect to the Transaction Documents and the transactions contemplated thereby.  GrowLife further acknowledges CANX is not acting as a financial advisor or fiduciary of GrowLife (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby, and any advice given by CANX or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to this Agreement.  GrowLife further represents to CANX that GrowLife’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by GrowLife and its representatives.

z.

Investment Company Act Status.  GrowLife is not, and as a result of and as of the effective date of this Agreement will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

aa.

Absence of Manipulation.  GrowLife has not, and to GrowLife’s knowledge no one acting on its behalf has: (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of GrowLife to facilitate the sale or resale of any of the Securities; (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of GrowLife; or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of GrowLife, in connection with the issuance of the Securities.

bb.

Office of Foreign Assets Control.  Neither GrowLife nor, to GrowLife’s knowledge, any director, officer, agent, employee or affiliate of GrowLife, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

cc.

U.S. Real Property Holding Corporation.  GrowLife is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and GrowLife shall so certify upon CANX’s request.

dd.

Money Laundering.  The operations of GrowLife are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving GrowLife with respect to the Money Laundering Laws is pending or, to the knowledge of GrowLife, threatened.

ee.

Acknowledgement Regarding CANX’s Trading Activity.  Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by GrowLife that: (i) GrowLife has not asked CANX nor has CANX agreed, to desist from purchasing or selling securities of

GrowLife, or “derivative” securities based on securities issued by GrowLife or to hold the Securities for any specified term; however, CANX has agreed that it will not engage in any short sales of, or take a “short” position in, any securities of GrowLife; (ii) past or future open market or other transactions by CANX, before or after the effective date of this Agreement or future private placement transactions, may negatively impact the market price of GrowLife’s publicly-traded securities; and (iii) CANX shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction.  CANX acknowledges its obligations under applicable federal and state securities laws regarding insider trading and affiliate trading limitations (if applicable).

ff.

Regulatory Permits.  GrowLife and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary for their respective businesses as currently conducted and as described in the Commission Documents, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither GrowLife nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any Material Permit.

gg.

Labor Relations.  No material labor dispute exists or, to the knowledge of GrowLife, is imminent with respect to any of the employees of GrowLife, which could reasonably be expected to result in a Material Adverse Effect.  None of GrowLife’s or its subsidiaries’ employees is a member of a union that relates to such employee’s relationship with GrowLife or such subsidiary, and neither GrowLife nor any of its subsidiaries is a party to a collective bargaining agreement, and GrowLife and its subsidiaries believe that their relationships with their employees are good.  To the knowledge of GrowLife, no executive officer of GrowLife or any of its subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non- competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject GrowLife or any of its subsidiaries to any liability with respect to any of the foregoing matters.  GrowLife and its subsidiaries are in compliance with all federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

hh.

No Disqualification Events.  None of GrowLife, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of GrowLife participating in the offering, any beneficial owner of 20% or more of GrowLife’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with GrowLife in any capacity at the time of sale

(each, a “Company Covered Person” and, together, “Company Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2)or (d)(3). GrowLife has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event.  GrowLife has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Placement Agent a copy of any disclosures provided thereunder.

ii.

Notice of Disqualification Events.  GrowLife will notify CANX in writing, prior to the effective date of this Agreement of: (i) any Disqualification Event relating to any Company Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Company Covered Person.

13.       Representations and Warranties of CANX.  CANX hereby makes the following representations and warranties to GrowLife:

a.	Organization and Standing of CANX. CANX is a limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the State of Nevada.

b.

Authorization and Power.  CANX has the requisite power and authority to enter into and perform the Transaction Documents and to acquire the CANX Warrants being issued to it hereunder.  The execution, delivery and performance of the Transaction Documents by CANX and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary company or partnership action, and no further consent or authorization of CANX or its Board of Directors/Board of Managers, members, or partners, as the case may be, is required.  This Agreement has been duly authorized, executed and delivered by CANX.  The other Transaction Documents constitute, or shall constitute when executed and delivered, valid and binding obligations of CANX enforceable against CANX in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

c.

General.  CANX understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of United States federal and state securities laws.  CANX understands that no United States federal or state agency or any government or governmental agency has made any recommendation or endorsement of the Securities.

d.	Experience of CANX; Independent Investment Decision. CANX, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, or has so evaluated the merits and risks of such investment.  CANX is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

e.

No General Solicitation.  CANX acknowledges that the Securities were not offered to CANX by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which CANX was invited by any of the foregoing means of communications.

f.

Accredited Investor.  At the time CANX was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises CANX Warrants it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act.  CANX is not a registered broker-dealer under Section 15 of the Exchange Act.  CANX has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities.  CANX acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

14.       Additional Covenants of GrowLife.  GrowLife covenants with CANX as follows, which covenants are for the benefit of CANX and its respective permitted assignees.

a.

Securities Compliance.  GrowLife shall notify the Commission, in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to CANX, or their respective subsequent holders.

b.

Listing of Common Stock.  GrowLife hereby agrees to use best efforts to maintain the listing or quotation of the common stock on the OTC Markets or such other market on which it is currently listed, and if required, on the date of the issuance of the Securities, GrowLife shall apply to list or quote all of the Underlying Shares and Warrant Shares on such trading market and promptly secure the listing of all of the Underlying Shares and Warrant Shares on such trading market.  GrowLife further agrees, if GrowLife applies to have the common stock traded on any other trading market, it will then include in such application all of the Underlying Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Underlying Shares and Warrant Shares to be listed or quoted on such other trading market as promptly as possible.  GrowLife will then take all action reasonably necessary to continue the listing or quotation and trading of its common stock on a trading market and will comply in all respects with GrowLife’s reporting, filing and other obligations under the bylaws or rules of the trading market.

c.

Keeping of Records and Books of Account.  GrowLife shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of GrowLife, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

d.

Reservation of Shares of Common Stock.  So long as the CANX Warrants remain outstanding, GrowLife shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, the maximum number of shares of its common stock to effect the exercise of the CANX Warrants into Registrable Securities.

e.

Disclosure of Transactions and Other Material Information.  On or before 8:30 a.m., New York City time, on the third Business Day immediately following the effective date of this Agreement, GrowLife shall file a Current Report on Form 8-K (including all attachments, the “8-K Filing”) with the Commission describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K this Agreement, the Warrants and the Registration Rights Agreement, and the schedules hereto and thereto in the form required by the Exchange Act.  As of the time of the filing of the 8-K Filing with the Commission, CANX shall not be in possession of any material, nonpublic information received from GrowLife or any of its officers, directors, employees or agents, that is not disclosed in the 8-K Filing.  GrowLife shall not, and shall cause each of its respective officers, directors, employees and agents not to, provide CANX with any material, nonpublic information regarding GrowLife from and after the filing of the 8-K Filing with GrowLife without the express written consent of CANX.  Subject to the foregoing, neither GrowLife nor CANX shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that GrowLife shall be entitled, without the prior approval of CANX, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith, and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) above, CANX shall be notified by GrowLife (although the consent of CANX shall not be required) in connection with any such press release or other public disclosure prior to its release).

f.

Acknowledgment of Dilution.  GrowLife acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of its common stock, which dilution may be substantial under certain market conditions.  GrowLife further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Warrants, the

Underlying Shares and Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim GrowLife may have against CANX and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of GrowLife.

g.

Form D; Blue Sky Filings.  GrowLife agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of CANX.  GrowLife shall take such action as GrowLife shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, issuance to CANX under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of CANX.

h.

Furnishing of Information; Public Information.  Until the later of the time that (i) CANX owns no Securities, or (ii) the CANX Warrants have expired, GrowLife covenants to maintain the registration of the common stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by GrowLife after the date hereof pursuant to the Exchange Act even if GrowLife is not then subject to the reporting requirements of the Exchange Act.

At any time during the period commencing from the six (6) month anniversary of the date hereof and ending at such time that all of the Securities may be sold without the requirement for GrowLife to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, GrowLife shall satisfy the current public information requirement under Rule 144(c).  If GrowLife shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”), nothing herein shall limit CANX’s right to pursue actual damages for the Public Information Failure, and CANX shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

i.	Subsequent Equity Sales. Intentionally deleted.

j.

Conversion and Exercise Procedures.  Each of the form of notice of exercise included in the Warrants sets forth the totality of the procedures required of CANX in order to exercise the Warrants. GrowLife shall honor exercises and sales of the Warrants and shall deliver Warrant Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents. This provision shall survive the expiration or earlier termination of this Agreement for any reason or no reason.

15.       Conditions Precedent to CANX Review and Consideration of Any Transaction Financing; Conditional Commitment; or Loan. Before CANX and OGI will agree to consider any Transaction Financing, the conditions set forth below are subject to the satisfaction or waiver by CANX either at or before the effective date of this Agreement.  These conditions are for CANX’s sole benefit and may be waived by CANX at any time in their sole discretion.

a.

Accuracy of GrowLife’s Representations and Warranties.  Each of the representations and warranties of GrowLife in the Transaction Documents shall be true and correct in all material respects as of the effective date of this Agreement, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

b.

Performance by GrowLife.  GrowLife shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by GrowLife at or prior to the effective date of this Agreement.

c.

No Suspension, Etc.  Trading in the common stock of GrowLife shall not have been suspended by the Commission (except for any suspension of trading of limited duration agreed to by GrowLife, which suspension shall be terminated prior to the effective date of this Agreement), and trading in securities generally as reported by Bloomberg L.P. (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, nor shall a banking moratorium have been declared either by the United States or Nevada State authorities, nor shall there have occurred any national or international calamity or crisis of such magnitude in its effect on any financial market which, in each case, in the reasonable judgment of CANX, makes it impracticable or inadvisable to purchase the Securities.

d.

No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

e.

No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against GrowLife, or any of the officers, directors or affiliates of GrowLife, seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

f.

Secretary’s Certificate.  GrowLife shall have delivered to CANX a secretary’s certificate, dated as of the effective date of this Agreement, as to: (i) resolutions adopted by the Board of Directors of GrowLife; (ii) the Articles and the Bylaws of GrowLife, each as in effect at the effective date of this Agreement;

and (iii) the authority and incumbency of the officers of GrowLife executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

g.

Officer’s Certificate.  On the Effective Date of this Agreement, GrowLife shall have delivered to CANX a certificate of an executive officer of GrowLife, dated as of the effective date of this Agreement, confirming the accuracy of GrowLife’s representations, warranties and covenants as of the effective date of this Agreement and confirming the compliance by GrowLife with the conditions precedent set forth in this Agreement as of the effective date of this Agreement.

h.

Fees and Expenses.  As of the effective date of this Agreement, all fees and expenses required to be paid by GrowLife shall have been paid or authorized to be paid by GrowLife as of the effective date of this Agreement.

i.	Exhibits. As of the effective date of this Agreement, the parties shall have entered into Exhibit A, Exhibit B, Exhibit C, and Exhibit D, as attached hereto.

j.

Board Resolution.  Within thirty days of the Effective Date, GrowLife shall deliver to CANX resolutions of the GrowLife Board of Directors approving the Transaction Documents, and all of the transactions contemplated herein, including, without limitation, the issuance of Initial Warrants, the Restatement Warrants, the Transaction Financing Warrants, and any other warrants to purchase GrowLife Registrable Securities granted to CANX herein, or any Underlying Shares or Warrant Shares, or any Securities, and the appointment of Hegyi as the GrowLife Designated OGI Board Member.

k.	Material Adverse Effect. No Material Adverse Effect shall have occurred.

l.

Opinion of Counsel.  Counsel to GrowLife shall have delivered to CANX an opinion of counsel satisfactory to CANX, acting reasonably, regarding: (A) the validity of the incorporation of GrowLife; (B) the good standing of GrowLife with respect to the filing of annual reports and the validity of the issue and full payment of the Securities; (C) the due authorization, execution and delivery of this Agreement; (D) the capital of GrowLife; (E) non-contravention and no breach of laws or the articles or bylaws of GrowLife, or any contract or agreement to which GrowLife is a party, as a result of the execution, delivery and performance of this Agreement by GrowLife; (F) no “anti-takeover” laws (including, without limitation, Section 203 of the Delaware corporate code) are triggered by the execution and performance of this Agreement; (G) a subordination to any secured loans GrowLife has executed and that remains outstanding; (F) the enforceability of this Agreement.

16.       Disclosure of Terms of Agreement by GrowLife.  The Parties understand that GrowLife is a publicly-traded company subject to various disclosure requirements under Federal and State securities laws.  GrowLife agrees that prior to issuing a public press release that includes information about this Agreement or any of its related, contemplated or closed transactions, or OGI, CANX and/or any of their respective affiliates, it will submit a copy of such press release to OGI and CANX, together with a request for OGI and CANX approval, which approval shall not be unreasonably withheld.

17.       Allocation of Net Profits and Losses.  Except as otherwise provided in this Agreement, the Net Profits and Net Losses of OGI will be allocated solely as provided in OGI’s operating agreement.

18.       Distributions.  OGI shall distribute the Net Cash from Operations as provided in OGI’s operating agreement.

19.       Intentionally Deleted.

20.       Books and Records.  OGI, if and when it commences operations and is revenue producing, shall maintain complete and accurate books of account of OGI as provided by applicable law.

21.       Insurance.  OGI is a separate and distinct limited liability company organized under the laws of the State of Nevada. OGI, if and when it commences operations and is revenue producing, will purchase appropriate insurance for OGI and it will maintain this insurance for the duration of its existence.

22.       Liability of Joint Venturers.  No Party shall be liable, responsible or accountable in damages or otherwise to any other Party for any act or omission performed or omitted to be performed in good faith and pursuant to the authority granted to the Party by this Agreement, unless the act or failure to act is attributable to fraud, gross negligence or willful misconduct on that Party’s part.

23.       Arbitration.  This Agreement, the Exhibits hereto, and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Nevada including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.  Any and all disputes arising under the terms of this Agreement that cannot be resolved by the Parties shall be resolved by binding arbitration under the jurisdiction of JAMS in Clark County, Nevada.

24.       Miscellaneous.

a.

Notice.  Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

If to GrowLife:	GrowLife, Inc.
20301 Ventura Boulevard, Suite 126
Woodland Hills, CA 91364
Attn: Mr. Marco Hegyi, President E-Mail: mhegyi@growlifeinc.com

With a copy to: _______________________________ _______________________________ _______________________________ _______________________________

If to CANX or OGI:	CANX USA LLC
701 Shadow Lane Suite 160
Las Vegas, Nevada 89106
Attn: Mr. Randy Breitman

With a copy to: _______________________________ _______________________________ _______________________________ _______________________________

b.

Attorneys’ Fees.  Unless otherwise provided, including pursuant to the indemnification provisions, if a dispute should arise between the Parties hereunder, each of the parties shall pay their own costs and expenses.

c.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to its principles of conflicts of laws.

d.

Assignment.  CANX shall have the right to assign this Agreement. GrowLife shall not assign or transfer any of its rights or obligations under this Agreement without the express prior written consent of CANX.

e.

Severability.  If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

f.	Modification. No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all Parties hereto.

g.

Entire Agreement.  This Agreement and its Exhibits set forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements, and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant, or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement.

h.

Counterparts.  This Note may be executed in counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” or other document image format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” or other document image format data file signature page were an original thereof.

i.

Authority.  Each of the Parties and signatories to this Agreement has full right, power, legal capacity and authority to enter into and perform the Party’s respective obligations under this Agreement, and no approvals or consents of any other persons are necessary in connection with that authority.

j.

Captions.  Titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

k.	Time of Essence. Time is of the essence of each and every provision of this Agreement.

l.

Approval and Ratification.  The parties agree to submit this Amended and Restated Agreement for approval and ratification by the respective Directors/Managers of each of the Parties as soon as practicable, but in any event not later than July 10, 2014.

[signatures on next page]

IN WITNESS WHEREOF, the undersigned parties have caused this Amended and Restated Joint Venture Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above.

GROWLIFE, INC. /s/ Marco Hegyi By: Marco Hegyi Its: President, CEO

CANX USA LLC, a Nevada limited liability company

/s/ Tony Cox

By: Tony Cox,

duly authorized agent to sign on

behalf of all of CANX  members

The undersigned hereby agrees and consents to the terms of the foregoing Amended and Restated Joint Venture Agreement:

ORGANIC GROWTH INTERNATIONAL LLC

/s/ Tony Cox

By: Tony Cox, duly authorized to sign on

behalf of all members of ORGANIC GROWTH INTERNATIONAL LLC

Amended and Restated Joint Venture Agreement Signature Page 35